UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 30, 2008

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-145140-01	FIRSTENERGY SOLUTIONS CORP.	31-1560186
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2008, FirstEnergy Generation Corp. (FGCO), a wholly owned subsidiary of FirstEnergy Solutions Corp. (FES), entered into definitive agreements to acquire a partially complete 707 megawatt (MW) natural gas fired generating plant in Fremont, Ohio (Facility). The Facility includes two combined-cycle combustion turbines and a steam turbine which are expected to be capable of producing approximately 544 MW of load-following capacity and 163 MW of peaking capacity. The Facility was purchased from Calpine Corporation (Calpine) for $253.6 million. On January 30, 2008, the transaction was approved by the United States Bankruptcy Court for the Southern District of New York. This transaction also requires an approval of a certificate transfer from the Ohio Power Siting Board. In documents filed with the bankruptcy court, Calpine indicated that the Facility is approximately 70 percent complete and could become operational within 12 to 18 months.  Based on those documents, FGCO estimates the additional expenditures to complete the Facility to be approximately $150 million to $200 million. While FGCO believes these timing and cost estimates to be accurate, the final cost and timeframe for construction are subject to FGCO’s pending engineering study. The acquired assets include all equipment currently installed and in place at the Facility, all real estate rights relating to the Facility, all rights to certain assigned contracts and all permits relating to the Facility.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement to be filed as an exhibit to FES’ Annual Report on Form 10-K for the year ended December 31, 2007.

Forward-Looking Statements: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, other legislative and regulatory changes including revised environmental requirements, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in the registrant’s SEC filings, the continuing availability of generating units and their the ability to operate at, or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage,  the risks and other factors discussed from time to time in the registrant’s SEC filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible to predict all such factors, nor assess the impact of any such factor on the registrant’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The registrant expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

January 31, 2008

FIRSTENERGY SOLUTIONS CORP.
Registrant

/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President and Controller